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                                                                EXHIBIT 10.13


                          MEMORANDUM OF UNDERSTANDING


Today's discussion between Charlie, David, Jurgen, and Andreas lead to the following conclusions:

1.  Free-Standing-Facility Issue
    ----------------------------

    The issue is resolved. BEBIG will continue to create and Novoste will continue to fund a capacity for the production of at least * trains per year. Novoste understands that this capacity can not be created in a stand-alone-facility, but in a separate part of a room in the BEBIG production facility.


2.  Payments and Deliveries for the 1997 * train order
    --------------------------------------------------

    a)  Delivery Schedule:

        * trains until end of week 22
        * trains until end of week 32
        * trains until end of week 47

        BEBIG understands that Novoste strongly prefers:

        (1)  a more detailed delivery schedule,
        (2)  a continuous delivery stream, and
        (3)  a quicker delivery of the * trains already ordered

        BEBIG will try to address these issues once it had a chance to evaluate it's experience from the production of the first batches.

    b)  Payment Schedule:

    To resolve the dispute about the payment dates and the container cost for the * train order, both parties agreed to cancel the outstanding BEBIG invoices #970044 and #870066 and to apply from now on a different price and payment formula of a flat ex-work rate of * US$ per train including redistribution packaging (inner and outer container), billable and to be paid upon shipment of the trains.


3.  Development Cost
    ----------------

    Upon delivery of the first * trains Novoste will test the specification of the trains within one week and then pay to BEBIG 647,000 DM for outstanding net development cost. Once BEBIG has given proof of it's capacity to manufacture * trains/year (by, for example, shipping * trains by March 31st, 1998), Novoste will pay the remaining net development cost of 737,000 DM. The payment is due after the testing of the trains, which will be completed one week after delivery.

    Details of the form of payment are to be worked out between David and Andreas.

*Denotes confidential portions of this agreement that have been omitted and filed separately with the Securities and Exchange Commission.


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4.      Purchase Order for * additional trains
        --------------------------------------

        Within the next days, Novoste will give a purchase order to BEBIG for the production of an additional * trains at an ex-work price of * US$ per train (packaging will be charged extra). The purchase order may be made contingent upon the timely delivery of * trains in 1997 per the schedule at 2a above and their meeting specification.

5.      Distribution
        ------------

        In June of 1997 BEBIG will revisit Novoste for a discussion about a role in the distribution of the radioisotopes outside the United States and a possible, politically advantageous participation of local cardiological centers in European clinical trials.

6.      Disposal of Trains
        ------------------

        Novoste currently anticipates that a train can be used in a hospital for not more than 12 months. Novoste will return used trains to BEBIG for disposal or recycling and will not give used trains to any other party.

7.      Miscellaneous
        -------------

        The original contracts remain in full force, except for the changes made in this memorandum.



Berlin, 1 April 1997                            Norcoss, GA  23 April 1997
/s/ A. Eckert                                    /s/ David N. Gill


* Denotes confidential portions of this agreement that have been omitted and filed separately with the Securities and Exchange Commission.